Exhibit 99.1
T-3 Energy Services, Inc. Announces the Resignation of Michael W. Press as a Member of its Board of Directors
HOUSTON, TEXAS, (PRIMEZONE WIRE) — August 28, 2007. T-3 Energy Services, Inc. (“T-3”) (NASDAQ:TTES — News) announced today that effective August 24, 2007, Michael W. Press has resigned from his position as a member of the Board of Directors of T-3. Mr. Press’s resignation was not the result of any disagreement with the Company.
Gus Halas, T-3’s Chairman, President and Chief Executive Officer, commented, “I want to thank Michael for his service as a Board member. His industry knowledge and support have established a strong base from which T-3 can grow and prosper. I wish the best for him in his future endeavors.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc.
Michael T. Mino, Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com